Exhibit 99.1

Beverly Enterprises Announces Results of Annual Meeting of Stockholders, Provides Update on Sales Process and First Quarter Performance Trends

    FORT SMITH, Ark.--(BUSINESS WIRE)--April 21, 2005--Beverly Enterprises, Inc.
(BEI) (NYSE: BEV) reported that, at its annual meeting held today, stockholders elected all nominees to the company's Board of Directors and ratified the appointment of Ernst and Young LLP as independent auditors for 2005.
    BEI Chairman and Chief Executive Officer William R. Floyd made the following remarks to update stockholders on the sale of the company and on first-quarter 2005 performance trends:
    "As you know, on March 22 we announced that our Board had unanimously decided to begin an auction to sell the company. The
Board's decision reflected a significant shift in our stockholder base
- to owners who now have a fairly short-term horizon for maximizing their investment in BEI.
    "The sales process is being actively overseen by the independent members of our Board. The Board remains committed to maximizing the value of the investments of all our stockholders - and committed to a sale as soon as practicable through a fair process, in which all parties are treated on an equitable basis.
    "In terms of characterizing the process to date, I think it is fair to say that the Board - and our financial advisors, Lehman
Brothers and JPMorgan - have been encouraged by the robust level of interest in our company.
    "We have received numerous requests for information in connection with a possible purchase of the company. As is customary in a company sale process, we have signed confidentiality agreements with interested bidders, affording them access to confidential information about the company. This "due diligence" process is designed to assist potential bidders in evaluating their level of interest in the company and in developing an appropriate bid.
    "Multiple potential bidders or bidding groups already have signed confidentiality agreements and obtained access to this information.
There are additional parties who continue to express interest in signing confidentiality agreements that would allow them to conduct similar due diligence investigations.
    "To facilitate the initial due diligence process for potential bidders, on April 4 we established an on-line data room, which is being actively used by those bidders who have entered into confidential agreements with us.
    "I know there's a lot of interest about potential buyers, price levels, closing dates and the like. Unfortunately, our lawyers and financial advisors tell me I should not discuss details around the auction process, the participants or the potential timetable for the auction. And I must agree that it would be inappropriate to speculate on any of these topics at this time.
    "I can share with you, however, that we've asked all interested parties to submit initial proposals that would include information on price, financing plans, and potential financial and operating partners. The Board currently plans to evaluate these "first round" proposals, and then select a smaller number of interested parties to participate in the second round of more detailed due diligence and bidding.
    "The most important facts at this stage of the process are that our Board remains committed to the sale - that all parties will be treated on an equitable basis - and the interest to-date has been robust.
    "I have received a number of questions - especially from our associates - about whether management would consider an ongoing role with the company following a sale.
    "As the Board is committed to exploring the broadest range of options possible, it is certainly possible that some potential buyers may be interested in working with management. However, this is only one of the many options that might arise.
    "I also want to make clear that the process we have put in place is meant to ensure that any transaction we pursue will be the right one for our stockholders, at the right price. All interested and qualified parties will have an opportunity to make an offer to purchase the Company through a fair process established by the Board and actively overseen by our independent directors.
    "As is common practice in the sale of a company, we do not currently expect to provide additional detail regarding the progress of the auction process until it is concluded.
    "Finally, I'd like to comment on our performance to-date. As with any sales process, this situation has had the potential to distract our associates. However, I'm very pleased and proud that our associates continue to fully focus on their responsibilities - to provide quality care and to execute the specific initiatives we've developed to achieve profitable growth in our business segments.
    "We recently closed the books on our first quarter, and we'll announce results on May 4. It would not be appropriate to comment further on our first-quarter results, except to say that we entered
2005 with considerable momentum - and our business unit operating and financial trends continue to be very positive."
    The statements in this document relating to matters that are not historical facts are forward-looking statements based on management's beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI's filings with the Securities and Exchange
Commission. In addition, BEI's results of operations, financial condition and cash flows may be adversely impacted by the ongoing auction process. The auction may impact BEI's ability to attract and retain customers, management and employees and may result in the incurrence of significant advisory fees, litigation costs and other expenses. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
    Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United
States. At March 31, 2005, it operated 346 skilled nursing facilities, as well as 18 assisted living centers, and 56 hospice/home care agencies. Through Aegis Therapies, the company offers rehabilitation services on a contract basis to nursing facilities operated by other care providers.

    CONTACT: Beverly Enterprises, Inc., Fort Smith
             Investor:
             James M. Griffith, 479-201-5514
             or
             News Media:
             Blair C. Jackson, 479-201-5263
             http://www.beverlycorp.com